                                                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-72271) of United Road Services, Inc. of our report dated March 5, 1999, except as to Note 16(b), which is as of March 16, 1999, relating to the consolidated balance sheets of United Road Services, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from July 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of United Road Services, Inc.

                                          /s/ KPMG LLP

Albany, New York
March 29, 1999